Exhibit 10.1

WRAP TECHNOLOGIES, INC.
4620 ARVILLE STREET, SUITE E
LAS VEGAS, NEVADA 89103
TEL: 800-583-2652

As of June 7, 2019

STRICTLY CONFIDENTIAL

Mr. Michael A. Silverman
Managing Director
Katalyst Securities LLC
630 Third Ave., 5th Floor
New York, New York 10017

Dear Mr. Silverman:

Reference is made to that certain engagement letter agreement, dated as of September 13, 2018, (the “Engagement Letter”), with respect to the engagement of Katalyst Securities LLC (“Katalyst”), registered broker dealer and member of the Financial Industry Regulatory Authority (“FINRA”) and SIPC, as the exclusive placement agent (hereinafter referred to as “Placement Agent”), by Wrap Technologies, Inc., a publicly traded corporation duly organized under the laws of the State of Delaware (the “Company”). By entering into this letter (this “Supplemental Engagement”), the parties wish to amend and supplement the Engagement Letter in order to engage Katalyst to perform additional services for the Company in connection with the private placement consummated by the Company and Katalyst as placement agent on October 30, 2018 (the “Prior Offering”), as more particularly set forth herein. Capitalized terms not defined in this Supplemental Engagement have the meanings set forth in the Engagement Letter.

The Engagement Letter shall be supplemented as follows.

A.
SCOPE OF SUPPLEMENTAL ENGAGEMENT

During the Term (as defined below) of this Supplemental Engagement, the parties agree that in addition to those services included in Section A of the Engagement Letter, the Company hereby engages Katalyst to approach the holders of warrants (“Warrants”) issued to investors in the Prior Offering in order facilitate the exercise of their Warrants pursuant to the terms set forth in the Warrants. Katalyst hereby accepts such engagement on a best efforts basis upon the terms and conditions set forth in this Supplemental Engagement.

The Company acknowledges and agrees that Katalyst’s engagement hereunder is not an agreement or commitment, express or implied, by Katalyst or any of its affiliates to underwrite or purchase any securities or otherwise provide financing. Any investors who choose to exercise their Warrants shall remit payment directly to the Company pursuant to the terms of such Warrants.

B.
FEES

The Company hereby agrees to pay Katalyst (or its designees), as compensation for their services hereunder, a cash fee equal to Eight Percent (8.0%) of the gross proceeds received by the Company from any exercise of Warrants by investors that were approached by Katalyst on or after the date hereof to exercise such Warrants during the Term, and such exercise was the result of efforts of Katalyst. Katalyst shall not be entitled to receive any fees in connection with the exercise of Warrants by investors that were not directly approached by Katalyst on or after the date hereof, or the exercise of Warrants that occurs after the Term has expired.

C.
TERM AND TERMINATION OF SUPPLEMENTAL ENGAGEMENT

The term of this Supplemental Engagement begins on the date hereof, and shall end automatically upon the earlier to occur of (i) the exercise by investors of all of the outstanding Warrants, and (ii) December 31, 2019. Notwithstanding the Term of this Supplemental Engagement, this Supplemental Engagement may be earlier terminated immediately by the Company or Katalyst in the event of either of the parties’ failure to perform any of its material obligations hereunder or fraud, illegal or willful misconduct or gross negligence (the “Termination Date”). Notwithstanding any such expiration or termination, the terms of this Supplemental Engagement other than paragraphs A and D, and the terms of the Engagement Letter other than paragraphs A, D and E, shall remain in full force and effect and be binding on the parties hereto, including the exculpation, indemnification and contribution obligations of the Company and Katalyst, and the right of Katalyst to receive any earned by unpaid fees hereunder.

D. REPRESENTATIONS, WARRANTIES AND COVENANTS.

Katalyst represents and warrants to, and agrees with, the Company that Katalyst’s communications with the investors shall be limited to that information included in those reports filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Exchange Act Reports”), and shall not include any material non-public information. In no event shall Katalyst provide information to investors that is inconsistent with, or in addition to, disclosure included in the Company’s Exchange Act Reports.

E.  INDEMNIFICATION

Katalyst agrees to indemnify and hold harmless the Company, its affiliates, officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, to which any such Indemnified Person may become subject arising out of or in connection with, an breach of the representations, warranties and covenants set forth in this Supplemental Engagement; provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily and directly from the fraud, gross negligence or willful misconduct of an Indemnified Person; and provided, further, that the foregoing indemnification will not apply to any loss, claim, damage, liability or expense arising out of or based upon any written information furnished to Katalyst by the Company specifically for disclosure to investors in connection with the transactions contemplated by this Supplemental Engagement. These provisions will apply regardless of whether any Warrants are exercised by investors.

Except as amended by this Supplemental Engagement, the Engagement Letter remains unmodified and in full force and effect. In the event that any of the terms set forth in this Supplemental Engagement conflict with those terms set forth in the Engagement Letter, the terms set forth in this Supplemental Engagement shall govern and shall supersede those terms set forth in the Engagement Letter.

This Supplemental Engagement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.

This Supplemental Engagement may be executed in counterparts (including facsimile or in pdf format counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page To Follow]

In acknowledgment that the foregoing correctly sets forth the understanding reached by the Placement Agent and the Company, please sign in the space provided below, whereupon this Supplemental Engagement to the Engagement Letter shall constitute a binding agreement as of the date first indicated above.

WRAP TECHNOLOGIES, INC.

By: /s/ David Norris
Name: David Norris
Title: Chief Executive Officer

KATALYST SECURITIES LLC

By: /s Michael A. Silverman
Name:  Michael A. Silverman
Title:    Managing Director